UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 16, 2016

Date of Report (Date of earliest event reported)

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35337	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 Hudson Street

New York, New York 10014

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2016, Steven L. Zatz, M.D. was appointed by the Board of Directors of WebMD Health Corp. (“WebMD” or the “Company”) as its Chief Executive Officer. On September 19, 2016, WebMD issued a press release announcing the appointment. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference into this Item 5.02. Dr. Zatz is replacing David J. Schlanger, who is leaving the Company. Dr. Zatz previously served as President of WebMD. No change was made to Dr. Zatz’s compensation in connection with his being appointed Chief Executive Officer.

*     *     *     *

Subject to continued compliance with the restrictive covenants provided for in Mr. Schlanger’s employment agreement with WebMD, dated as of May 7, 2013, as amended (the “Employment Agreement”), Mr. Schlanger will be entitled to receive the following pursuant to the terms of the Employment Agreement:

•	salary continuation for one year, at his annual base salary rate of $525,000 per year;

•	his annual bonus for 2016 at the time that annual bonuses are regularly paid to other executive officers in March 2017; and

•	reimbursement of his COBRA premiums on a tax neutral basis for continuation of his health coverage for up to one year or, if earlier, until he is no longer eligible for COBRA or he becomes eligible for coverage from a subsequent employer.

In addition, pursuant to a letter agreement entered into between Mr. Schlanger and WebMD effective September 16, 2016 (the “Departure Date”), Mr. Schlanger is entitled, subject to compliance with restrictive covenants, to receive the following:

•	the release of the contribution of $210,000 made by WebMD in March 2016 on behalf of Mr. Schlanger to a Supplemental Bonus Trust in connection with his 2015 annual bonus;

•	the following scheduled vestings of options to purchase WebMD Common Stock previously granted to Mr. Schlanger (with the remaining unvested options being terminated): (i) the vesting on March 25, 2017 of 20,000 of the 40,000 options scheduled to vest on that date and (ii) the vesting on August 11, 2017 of 6,250 of the 75,000 options scheduled to vest on that date; and

•	acceleration to the Departure Date of the vesting of: (i) 10,000 of the 20,000 shares of restricted WebMD Common Stock scheduled to vest on March 25, 2017 (with the remaining unvested shares being forfeited) and (ii) 1,042 of the 12,500 shares of restricted WebMD Common Stock scheduled to vest on August 11, 2017 (with the remaining unvested shares being forfeited); provided that Mr. Schlanger may not sell, transfer or pledge any of the shares for which vesting was accelerated until the originally scheduled vesting date.

The description of the Employment Agreement included under the heading “Executive Compensation – Employment Agreements with Named Executive Officers – David J. Schlanger” in the Proxy Statement for WebMD’s 2016 Annual Meeting, filed with the SEC on August 15, 2016, is incorporated by reference into this Item 5.02 pursuant to General Instruction B.3 of Form 8-K.

Item 8.01. Other Events.

Effective September 16, 2016, the amount available under WebMD’s existing stock repurchase program was increased to $50 million, an increase of approximately $35 million over the amount then remaining from prior authorizations. Under the repurchase program, WebMD may repurchase shares of its Common Stock from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit Number	Description

99.1	Press Release, dated September 19, 2016, regarding appointment of Steven L. Zatz, M.D. as Chief Executive Officer of the Registrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: September 19, 2016	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated September 19, 2016, regarding appointment of Steven L. Zatz, M.D. as Chief Executive Officer of the Registrant